Exhibit 99.1

Allied Motion Reports Results For the Quarter and Year Ended December 31, 2013

AMHERST, N.Y.--(BUSINESS WIRE)--March 12, 2014--Allied Motion Technologies Inc. (NASDAQ:AMOT) today announced the results for the quarter ended December 31, 2013 including the results of Globe Motors which was acquired on October 18, 2013. Excluding non-recurring items, the Company achieved adjusted net income for the fourth quarter of 2013 of $1,802,000 ($.20 per diluted share) compared to $1,117,000 ($.13 per diluted share) for the same period last year. Including the one-time items, net income for the quarter ended December 31, 2013 was $1,341,000 or $.15 per diluted share compared to net income of $1,101,000 or $.13 per diluted share in the same quarter of 2012. Revenues for the quarter increased 109.1% to $50,131,000 compared to $23,969,000 last year with foreign sales up 70.3% and sales in the U.S. up 141.3%. Cash at December 31, 2013 increased to $10,171,000 compared to $9,728,000 at December 31, 2012. The results for the quarter include $678,000 ($461,000 net of tax) for new business development expenses for the Globe Motors acquisition.

“The year 2013 was certainly an exciting one for Allied Motion, highlighted by the successful completion of the Globe Motors acquisition in October. Allied’s results in the fourth quarter and the year included a little over two months of revenues and earnings from Globe Motors post-acquisition. In 2014, revenues are expected to more than double relative to Allied’s 2013 pre-acquisition revenues, and the Globe acquisition is expected to continue to be accretive to earnings. Limited one-time costs will be incurred in the first quarter of 2014, primarily in the legal, financial and tax areas, as we work to finalize and implement the benefits available to us as a result of the acquisition”, commented Dick Warzala, Chairman and CEO of Allied Motion. “While Globe is operating in substantially the same manner as it was prior to the acquisition, the integration process has started and will continue through the year as we follow a structured approach that we believe will lead to success in the process. We expect that the coming year will continue to be transformative for our company and that, with the addition of Globe Motors, we have put ourselves in a position to leverage the capabilities of both companies to create an increasing number of new opportunities by designing innovative “Motion Solutions That Change the Game” and meet the current and emerging needs of our customers in our served market segments.”

Including the results of Globe Motors from October 18, 2013 and excluding non-recurring items, the company generated adjusted net income for the year ended December 31, 2013 of $5,413,000 or $.61 per diluted share, compared to $5,369,000 or $.62 per diluted share for 2012. Including the one-time items, the Company achieved net income of $3,953,000 or $.45 per diluted share compared to net income of $5,397,000 or $.63 per diluted share for last year. The results for the year ended December 31, 2013 include $234,000 ($159,000 net of tax) of relocation expense to move our corporate office and key employees from Denver, CO to Amherst, NY and $1,913,000 ($1,301,000 net of tax) of new business development expenses in conjunction with the acquisition of Globe Motors. Additionally, net income for the year ended December 31, 2012 included $301,000 ($222,000 net of tax) received as a concession payment from a landlord for early termination of a building lease. In addition to the concession payment, the results for the year ended December 31, 2012, included a pretax charge of $238,000 ($178,000 net of tax) in the first quarter of 2012 that was recorded to cover certain previously disclosed replacement costs. Revenues increased 23.1% to $125,502,000 compared to $101,968,000 last year with foreign sales up 20.6% and sales in the U.S. up 25.0%.

Beginning in 2013, the Company no longer included the full value of blanket purchase orders when received from customers and only reported them as bookings when they were actually released to production. To ensure an accurate comparison, we presented bookings and backlog throughout 2013 using our new method as well as presenting them in the same manner as the prior year. Bookings for the quarter ended December 31, 2013 were $52.0 million. Using the prior year method, bookings would have been $53.7 million for the fourth quarter 2013 compared to $23.4 million for the fourth quarter of 2012. Backlog as of December 31, 2013 was $75.6 million. Using the prior year method, backlog would have been $83.7 million as of December 31, 2013 compared to $32.9 million as of December 31, 2012, a 154% increase over the prior year. Bookings for the year ended December 31, 2013 were $121.1 million. Using the prior year method, bookings would have been $135.3 million compared to last year’s bookings of $90.4 million, a 50% increase over the same period last year.

Headquartered in Amherst, NY, Allied Motion designs, manufactures and sells motion control products into applications that serve many industry sectors. Allied Motion is a leading supplier of precision and specialty motion control components and systems to a broad spectrum of customers throughout the world.

The statements in this press release and in the Company’s March 13, 2014 conference call that relate to future plans, events or performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance, or achievements, and may contain the word “believe,” “anticipate,” “expect,” “project,” “intend,” “will continue,” “will likely result,” “should” or words or phrases of similar meaning. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual results of the Company to differ materially from the forward-looking statements. The risks and uncertainties include those associated with the present economic circumstances in the United States and throughout Europe, general business and economic conditions in the Company’s motion markets, introduction of new technologies, products and competitors, the ability to protect the Company’s intellectual property, the ability of the Company to sustain, manage or forecast its growth and product acceptance, success of new corporation strategies and implementation of defined critical issues designed for growth and improvement in profits, the continued success of the Company’s customers to allow the Company to realize revenues from its order backlog and to support the Company’s expected delivery schedules, the continued viability of the Company’s customers and their ability to adapt to changing technology and product demand, the loss of significant customers or enforceability of the Company’s contracts in connection with a merger, acquisition, disposition, bankruptcy, or otherwise, the ability of the Company to meet the technical specifications of its customers, the continued availability of parts and components, increased competition and changes in competitor responses to the Company’s products and services, changes in government regulations, availability of financing, the ability of the Company’s lenders and financial institutions to provide additional funds if needed for operations or for making future acquisitions or the ability of the Company to obtain alternate financing if present sources of financing are terminated, the ability to attract and retain qualified personnel who can design new applications and products for the motion industry, the ability of the Company to identify and consummate favorable acquisitions to support external growth and new technology, the ability of the Company to successfully integrate an acquired business into the Company’s business model without substantial costs, delays, or problems, the ability of the Company to establish low cost region manufacturing and component sourcing capabilities, and the ability of the Company to control costs, including relocation costs, for the purpose of improving profitability. The Company’s ability to compete in this market depends upon its capacity to anticipate the need for new products, and to continue to design and market those products to meet customers’ needs in a competitive world. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements as a prediction of actual results. The Company has no obligation or intent to release publicly any revisions to any forward looking statements, whether as a result of new information, future events, or otherwise.

ALLIED MOTION TECHNOLOGIES INC.
FINANCIAL SUMMARY (IN THOUSANDS, EXCEPT PER SHARE DATA) (UNAUDITED)

	For the Three Months Ended December 31,		For the Year Ended December 31,
HIGHLIGHTS OF OPERATING RESULTS	2013	2012	2013	2012
Revenues	$50,131	$ 23,969	$125,502	$101,968
Cost of products sold	35,905	17,216	88,980	72,328
Gross margin	14,226	6,753	36,522	29,640
Selling expenses	1,873	1,295	5,513	5,093
General and administrative expenses	4,950	2,475	13,048	10,643
Engineering and development expenses	2,808	1,490	7,931	6,060
Business development costs	678	24	1,913	24
Relocation costs	--	--	234	--
Amortization of intangible assets	573	82	825	548
Total Operating Expenses	10,882	5,366	29,464	22,368
Other expense (income)
Interest expense	1,415	1	1,445	13
Other (income), net	(110)	(38)	(168)	(226)
Income before income taxes	2,039	1,424	5,781	7,498
Provision for income taxes	(698)	(323)	(1,828)	(2,101)
Net income	$1,341	$ 1,101	$3,953	$5,397
PER SHARE AMOUNTS:
Diluted income per share	$0.15	$ 0.13	$0.45	$0.63
Diluted weighted average common shares	9,033	8,646	8,840	8,616

CONDENSED BALANCE SHEETS	December 31, 2013	December 31, 2012
Assets
Current Assets:
Cash and cash equivalents	$10,171	$9,728
Trade receivables, net	27,123	10,806
Inventories, net	24,430	14,701
Other current assets	5,563	2,794
Total Current Assets	67,287	38,029
Property, plant and equipment, net	40,111	8,631
Deferred income taxes	3,246	4,103
Intangible assets, net	35,222	2,431
Other long-term assets, net	4,878	1,991
Goodwill	20,233	5,782
Total Assets	$170,977	$60,967

Liabilities and Stockholders’ Equity
Current Liabilities:
Debt obligations	$14,145	$397
Accounts payable	15,478	5,748
Accrued Liabilities	12,627	5,926
Total Current Liabilities	42,250	12,071
Long-term debt	73,500	--
Deferred Income Taxes	2,327	935
Other long-term liabilities	4,897	5,809
Total Liabilities	122,974	18,815
Stockholders’ Equity	48,003	42,152
Total Liabilities and Stockholders’ Equity	$170,977	$60,967

	For the year ended December 31,
CONDENSED STATEMENTS OF CASH FLOWS	2013	2012
Cash flows from operating activities:
Net income	$3,953	$5,397
Depreciation and amortization	2,913	1,798
Other	1,070	2,429
Changes in working capital	2,843	(5,020)
Net cash provided by operating activities	10,779	4,604

Cash flows from investing activities:
Consideration paid for acquisition, net of cash acquired	(91,607)	(1,350)
Purchase of property and equipment	(3,087)	(2,597)
Net cash used in investing activities	(94,694)	(3,947)

Cash flows from financing activities:
Borrowings on line of credit	8,475	230
Proceeds from issuance of long-term debt	80,000	--
Principal payments of long-term debt	(1,250)	--
Payment of debt issuance costs	(2,377)	--
Stock transactions under company stock plans	434	365
Dividends paid	(873)	(839)
Net cash provided by (used in) financing activities	84,409	(244)

Effect of foreign exchange rate changes on cash	(51)	160
Net increase (decrease) in cash and cash equivalents	443	573
Cash and cash equivalents at beginning of period	9,728	9,155
Cash and cash equivalents at September 30	$10,171	$9,728

Reconciliation of Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles, (“GAAP”). Allied Motion’s management uses the non-GAAP measure “adjusted net income” in their analysis of the Company’s performance. This measure, as used by Allied Motion in past quarters adjusts net income determined in accordance with GAAP to reflect changes in financial results associated with the highlighted charges and income items. Management believes the presentation of this financial measure reflecting these non-GAAP adjustments provides important supplemental information in evaluating the operating results of the Company as distinct from results that include items that are not indicative of ongoing operating results; in particular, those charges and credits that are not directly related to operating unit performance, and that are not a helpful measure of the performance of our underlying business particularly in light of their unpredictable nature. This non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for net earnings determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. Management believes that this non-GAAP supplemental information will be helpful in understanding the Company’s ongoing operating results. This supplemental presentation should not be construed as an inference that the Company’s future results will be unaffected by similar adjustments to net income determined in accordance with GAAP.

Included below is a reconciliation of non-GAAP adjusted financial measures to reported amounts. Non-GAAP adjusted net income is calculated excluding relocation and other highlighted charges and credits.

	Quarter Ended December 31,		Year Ended December 31,
Net Income Reconciliation (in thousands)	2013	2012	2013	2012
As reported net income	$1,341	$1,101	$3,953	$5,397
Non-GAAP adjustments, net of tax
Relocation costs	--	--	159	--
Business development costs	461	16	1,301	16
Concession payment from landlord	--	--	--	(222)
Non-recurring replacement costs	--	--	--	178
Non-GAAP adjusted net income	$1,802	$1,117	$5,413	$5,369

Per Share Amounts
Non-GAAP adjusted net income per share (diluted)	$0.20	$0.13	$0.61	$0.62
Diluted weighted average common shares	9,033	8,646	8,840	8,616

CONTACT:
Allied Motion Technologies Inc.
Robert Maida / Sue Chiarmonte
716-242-8634